EXHIBIT 10.22

                    EMPLOYEE RELEASE AND SETTLEMENT AGREEMENT

         The parties to this Agreement are USMX, Inc., a Delaware corporation ("USMX"), and Paul B. Valenti ("Valenti"). This document describes the agreements of USMX and Valenti concerning Valenti's resignation from his positions with USMX and its subsidiaries (the "USMX Companies"). This Agreement and the payments and other arrangements described below, give valuable consideration to both USMX and Valenti.

         1. Termination of Relationships: USMX and Valenti have agreed upon Valenti's resignation from his positions as an officer of USMX and as an officer or director of any of the USMX Companies, as an employee of USMX and the USMX Companies and in any other capacity with USMX and the USMX Companies, such resignations to be effective March 31, 1997.

         2.       Payments and Other Arrangements:

          (a) USMX agrees to pay to Valenti $61,000 payable in an initial installment of $20,333.36 on April 15, 1997, and thereafter payable in eight equal installments of $5,083.33 each, commencing April 30, 1997 in accordance with USMX's regular payroll practices, with the final installment due on August 15, 1997. USMX also agrees to pay to Valenti fourteen days vacation in the amount of $6,568.80 on or before April 15, 1997. All payments shall include deductions for standard withholding and authorized deductions. Valenti agrees that he shall be exclusively responsible for payment of all taxes received by him pursuant to this Agreement.

          (b) Valenti agrees that all options held by him to acquire shares of stock of USMX will terminate on April 30, 1997.

          (c) Valenti agrees that USMX will make no further contribution in respect of him to any benefit plans maintained by or for the USMX Companies.

          3. Release by Valenti: Valenti releases and waives all claims for loss, damage or injury arising from or in any way relating to the following ("Claims"):

          (a) the employment of Valenti with USMX, including his positions as an officer of USMX and as an officer and member of the Board of Directors of certain of the USMX Companies, and his resignation from employment and his positions with the USMX Companies;

          (b)  discrimination on the basis of age, sex, race, religion, national
               origin  or  another  basis,   including   claims  under  the  Age
               Discrimination in Employment Act;

          (c) other violations of federal, state or local statutes, ordinances, regulations, rules, decisions or laws;

          (d)  failure to act in good faith and deal fairly;

          (e)  injuries, illness or disabilities of Valenti;

          (f)  exposure of Valenti to toxic or hazardous materials;

          (g)  stress, anxiety or mental anguish;

          (h)  sexual harassment;

          (i)  defamation based on statements of Valenti or others;

          (j) breach of an express or implied employment contract, change in control contract or other agreement;

          (k)  compensation or reimbursement of Valenti;

          (l)  unfair employment practices; and

          (m)  any act or omission by or on behalf of any of the USMX Companies.

          4. Claims Included: The Claims released and waived by Valenti include claims:

          (a)  arising before the date of this Agreement;

          (b) arising on or after the date of this Agreement that relate to Valenti's employment by USMX;

          (c)  that are presently known, suspected, unknown or unsuspected;

          (d)  for reinstatement or future employment;

          (e)  for actual, consequential, punitive or special damages;

          (f) for attorney's fees, costs, experts' fees and other expenses of investigating, litigating or settling Claims; and

          (g)  against  any  of  the  USMX   Companies   and  their   respective
               affiliates, employees, officers, directors, agents, attorneys and contractors.

          5. Claims Excluded: Valenti does not release or waive Valenti's right to recover under health, life or disability policies insuring Valenti, and does not release or waive Claims for breach of this Agreement or for worker's compensation benefits. In addition, the provisions of this Agreement shall not affect the right, if any, of Valenti to indemnification under USMX's Bylaws, nor shall it enlarge any such right. Valenti has requested that, until further notice by him to USMX, he wishes to continue as a participant in USMX's medical insurance program under the provisions generally known as COBRA. USMX agrees to pay the premiums for such continuation through and including September 30, 1997.

          6. Agreement Not To Sue of Valenti: Valenti waives any right to file suit for any Claim. Valenti will not sue any of the USMX Companies for any Claim. Valenti will not initiate or proceed with any other action or proceeding against any of the USMX
               Companies that relates to something that could give rise to a Claim.

          7. Termination of Relationships: Valenti and USMX acknowledge that any employment or contractual relationship between them has terminated and that they have no further employment or
               contractual   relationship  except  as  may  arise  out  of  this
               Agreement and that Valenti waives any right or claim to reinstatement as an employee of USMX and will not seek employment in the future with any of the USMX Companies.

          8. No USMX Admission: USMX does not admit any wrongdoing or liability. USMX has executed this Agreement solely to avoid the expense of potential litigation. The payments and other arrangements described above compromise and settle any Claims of Valenti.

          9. Revocability: Either Valenti or USMX may revoke this Agreement in its entirety during the seven days following execution of the Agreement by Valenti. Any revocation of the Agreement must be in writing and hand-delivered during the revocation period. This Agreement will become enforceable seven days following execution by Valenti, unless it is revoked during the seven-day period.

          10. Confidences: Valenti will maintain the confidentiality of all of the USMX Companies' trade secrets, proprietary information, insider information, security procedures and other confidences that came into Valenti's possession or knowledge during employment by USMX. Valenti will not use such information concerning the USMX Companies' business prospects or practices to profit Valenti or others.

          11. Property: Valenti represents that Valenti possesses no property of the USMX Companies with the exception of an Acura automobile. On or before April 15, 1997, Valenti shall pay $1 to USMX and USMX shall transfer title to the Acura automobile to Valenti. Valenti will promptly return any other property pertaining to his work with USMX, including keys and credit cards, without request or demand by USMX.

          12. Loan to Valenti from Norwest Bank. Effective January 27, 1997, Valenti has borrowed $115,294.10 from Norwest Bank Colorado N.A. ("Norwest"), which indebtedness (the "Loan") is secured by an uncertificated deposit in the name of USMX in the amount of
               $123,130.97 issued by Norwest (the "Security"). This Loan constituted a renewal of a loan in the original principal amount of $107,063.78 made by Norwest to Valenti on or about December 22, 1995. Pursuant to a Letter Agreement dated December 22, 1995 between USMX and Valenti, it was agreed that the Loan would be for a term of one year. Valenti acknowledges the extension of the Loan for an additional one year and the provision by USMX of an uncertificated deposit for another one year period. USMX agrees that it will provide the Security as collateral for the repayment of the Loan to and including September 30, 1998. The Letter Agreement and the Stock Pledge and Security Agreement, also dated December 22, 1995, also concern Valenti's pledge of his 56,449 shares of the common stock of USMX (the "Stock") to secure repayment of any amounts paid by USMX in connection with its pledge of the Security. It is understood that the certificate evidencing the Stock is currently in the possession of USMX. Valenti has also agreed in the Letter Agreement to hold harmless USMX for any and all amounts arising in connection with the Loan. Valenti acknowledges and agrees that the Letter Agreement and Stock Pledge and Security Agreement are in full force and effect and shall apply to the current Loan and any extensions, renewals or replacements thereof. Valenti waives any right to any action or defense against USMX and shall hold harmless USMX in connection with exercise by USMX of any of USMX's rights against the Stock, including USMX's right to retain any part or all of the Stock in satisfaction of Valenti's obligations pursuant to the Letter Agreement and Stock Pledge and Security Agreement. Valenti reserves the right to assert defenses to any claim by USMX for costs incurred by USMX in connection with the Loan, if any, which exceed the value realized by USMX from the Stock pursuant to the Loan Agreement and Stock Pledge and Security Agreement. Valenti acknowledges that USMX has entered into an agreement to merge with Dakota Mining Corporation pursuant to which USMX stockholders will receive common stock of Dakota in exchange for common stock of USMX. Valenti agrees to cooperate by providing further assurances or documentation in connection with the exchange of Dakota common stock for USMX common stock and understands and agrees that, subsequent to the merger, the Stock which shall be pledged to USMX will be stock of Dakota in the name of Valenti instead of stock of USMX in the name of Valenti.

          13. References: The USMX Companies may respond to inquiries from third parties about Valenti's employment with USMX by identifying Valenti's date of hire, date of resignation and position held at the time of termination of employment. USMX will have no obligation to provide further information to prospective employers of Valenti.

          14. Entire Agreement; Amendments: This is the entire agreement concerning the termination of Valenti's employment with USMX. Valenti is not entitled to rely upon any other written or oral offer or agreement with USMX. This Agreement can be modified only by a document signed by both parties. Valenti acknowledges that the only promises made to cause Valenti to sign this Agreement are those stated in this Agreement.

          15. Successors: This Agreement benefits and binds the parties' successors.

          16. Governing Law and Severability of Power: This Agreement will be interpreted in accordance with the laws of the State of Colorado. If any portion of this Agreement is unenforceable, the remaining portions of the Agreement will remain enforceable.

          17. Fees and Costs: If litigation is commenced concerning Valenti's employment or this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys' fees and expenses, court costs, experts' fees and expenses, and all other expenses of litigation.

          18. Counterparts: This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

          19. Valenti Acknowledgements. Valenti understands that this Agreement is a final and binding waiver of any claims against USMX. Valenti acknowledges that he was given 21 days to consider this Agreement and chose to sign the Agreement prior to the expiration of the 21-day period. Valenti acknowledges that Valenti has been told by USMX to consult with an attorney prior to signing this Agreement. Valenti represents that this Agreement has been fully explained by Valenti's attorneys, or that Valenti has waived consultation with an attorney.

                                   USMX, INC.


/s/ Paul B. Valenti                        By:  /s/ Gregory Pusey
PAUL B. VALENTI
Date:  April 8, 1997                        Date:  April 8, 1997